FORM 8-A/A

                                 AMENDMENT NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          AT&T WIRELESS SERVICES, INC.
                          ----------------------------
             (Exact Name of Registrant as Specified in its Charter)

       DELAWARE                                        91-1379052
(State of incorporation                             (I.R.S. Employer
   or organization)                                Identification No.)

  7277 164TH AVENUE NE, BUILDING 1                                    98052
       REDMOND, WASHINGTON                                         (Zip Code)
(Address of principal executive offices)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                             NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED      EACH CLASS IS TO BE REGISTERED
---------------------------------------      ----------------------------------

COMMON STOCK, PAR VALUE $.01 PER SHARE       NEW YORK STOCK EXCHANGE
PREFERRED SHARE PURCHASE RIGHTS              NEW YORK STOCK EXCHANGE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box: [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box: [ ]

Securities Act registration statement file number to which this form relates:
333-59174 (If applicable)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

                               TITLE OF EACH CLASS
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

     The undersigned Registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on June 26, 2001, as amended by Amendment No. 1 filed on Form 8-A/A filed with the Securities and Exchange Commission on October 17, 2002 (as so amended, the "Registration Statement"), as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 to the Registration Statement is hereby amended by adding the following to the last paragraph of such Item:

AMENDMENT
---------

     On February 17, 2004, AT&T Wireless Services, Inc. (the "Company"), Cingular Wireless Corporation ("Cingular"), Cingular Wireless LLC, Links I Corporation ("Merger Sub"), SBC Communications Inc. and Bellsouth Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub, which is a wholly owned subsidiary of Cingular, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Cingular. In connection with the Merger Agreement, the Company and Mellon Investor Services LLC entered into an amendment, dated as of February 17, 2004 (the "Rights Amendment"), to the Amended and Restated Rights Agreement, dated as of September 1, 2002 (as amended, the "Rights Agreement"). The effect of the Rights Amendment is to permit the transactions contemplated by the Merger Agreement to occur without triggering any distribution or adverse event under the Rights Agreement. In particular, neither Cingular, Merger Sub, the other parties to the Merger Agreement, nor any of their affiliates or associates shall be deemed to be Acquiring Persons (as defined in the Rights Agreement) by virtue of the approval, execution, delivery or performance of the Merger Agreement or consummation of the transactions contemplated thereby.

     The foregoing description of the Rights Amendment is qualified in its entirety by reference to the full text of the Rights Amendment, which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

ITEM 2.  EXHIBITS.

5.1 Amendment, dated as of February 17, 2004, to the Amended and Restated Preferred Stock Purchase Rights Agreement, dated as of September 1, 2002, between AT&T Wireless Services, Inc. and Mellon Investor Services LLC, as rights agent.

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

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         AT&T WIRELESS SERVICES, INC.

Dated: February 20, 2004                By:   /S/ Benjamin F. Stephens
                                              --------------------------
                                              Name:  Benjamin F. Stephens
                                              Title: Senior Corporate Counsel


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


                                  EXHIBIT INDEX

5.1 Amendment, dated as of February 17, 2004, to the Amended and Restated Preferred Stock Purchase Rights Agreement, dated as of September 1, 2002, between AT&T Wireless Services, Inc. and Mellon Investor Services LLC, as rights agent.


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